Exhibit 10.11

804 Green Valley Road Suite 300 Greensboro, NC 27408 336.379.6220

Date

Name

Title

Dear                     :

You are a key employee of International Textile Group (“ITG”), and I know that you will make major contributions to the profitability, growth, and financial strength of ITG as we move forward. Pursuant to the Company’s commitment to you upon your initial employment, in recognition of your key role in ITG, and to encourage your continued focus on driving the key success factors for ITG, I want to provide you certain assurances as to severance benefits payable to you in the event that your employment were to terminate under certain circumstances. These benefits would be payable to you if your employment with ITG (or any of its affiliated companies) terminates for any of the following reasons:

1.	Termination by ITG without “Cause.” The term “Cause” means (A) the commission by you of (i) a felony or (ii) any serious crime involving fraud, dishonesty or breach of trust; (B) your gross negligence or intentional misconduct with respect to ITG or in the performance of your duties to ITG; (C) your failure to follow a reasonable, lawful and specific direction of the President and CEO of ITG; (D) your failure to cooperate in any corporate investigation, or (E) your breach of any material provision of this letter, which breach is not corrected by you within ten (10) calendar days after receipt of written notice from ITG of such breach. For purposes of this definition, no act or failure to act by you shall be considered “intentional” unless done or omitted to be done by in bad faith and without reasonable belief that your action or omission was in the best interests of ITG.

2.	Termination for “Good Reason.” The term “Good Reason” is defined as termination of your employment by you for any of the following reasons:

(A) involuntary reduction in your base salary unless such reduction occurs simultaneously with a reduction in officers’ salaries generally applicable on a company-wide basis;

(B) involuntary discontinuance or reduction in bonus award opportunities for you under ITG’s Incentive or Bonus Plan unless a generally applicable company-wide reduction or elimination of all officers’ bonus awards occurs simultaneously with such discontinuance or reduction;

open the future.TM

804 Green Valley Road

Suite 300

Greensboro, NC 27408

336.379.6220

(C) involuntary discontinuance of your participation in any employee benefit plans maintained by ITG unless such plans are discontinued by reason of law or loss of tax deductibility to ITG with respect to contributions to such plans, or are discontinued as a matter of ITG policy applied equally to all participants in such plans that are in the same classification of employees as you are; and

(D) failure to obtain an assumption of ITG’s obligations under this letter by any successor to ITG, regardless of whether such entity becomes a successor to ITG as a result of a merger, consolidation, sale of assets of ITG, or other form of reorganization, except when the rights and obligations of ITG under this letter are vested in the successor to ITG by operation of law;

(E) involuntary relocation of your primary office to a location more than fifty (50) miles from the City of Greensboro, State of North Carolina; and

(F) material reduction of your duties in effect on the date hereof; provided, however that a change in title or reporting line alone would not be sufficient to constitute Good Reason unless such change is coupled with a material reduction in your actual duties.

The grant of severance compensation pursuant to this letter agreement is in lieu of any severance to which you would otherwise be entitled under any terminal leave or severance program of ITG; however, you will be entitled to receive any benefits to which you are entitled as a terminating employee under provisions of any other benefit program offered by ITG, such as 401(k) benefits.

In the event that your employment terminates for any of the above reasons, you will be eligible to receive the following severance compensation:

1)	Twelve (12) months of base salary payments at the base salary level in effect at the time of your termination.

2)	A pro-rata share of any incentive or bonus payment earned for performance results for the plan year during which your employment is terminated. Such a pro-rata payment must be approved by the Board of Directors or designate when all bonus payments for all participants are approved.

3)	Continued coverage under any group medical, dental, pharmaceutical, life insurance and flexible spending account benefit plans then offered by the Company but not any long term disability plan for the period you are receiving the base salary payments noted in paragraph 1 above. You will be responsible for the payment of any required contribution for this coverage.

open the future.TM

804 Green Valley Road

Suite 300

Greensboro, NC 27408

336.379.6220

Except as set forth in the previous sentence, all payments due hereunder as a result of the termination of your employment shall be paid in such installments established by the Company for all salaried employees; however, subject to the payment of certain installments in accordance with the short-term deferral exception of Treasury Regulation Section 1.409A-1(b)(4), severance payments will not commence earlier than the date that is six months after the date of the your separation from service, as defined under Internal Revenue Code section 409A (or, if earlier, the date of your death).

The amount of any payment provided for in this letter shall be reduced by any compensation earned or benefits provided as the result of your employment by another employer or as a result of your self-employment after the termination of your employment with ITG. If any such compensation received by you from another employer or as a result of your self-employment is less than the payment payable under this letter as a result of your termination, ITG shall pay to you only the difference between such amounts in accordance with the applicable payment terms set forth in his letter. The granting of these benefits shall not confer upon you any right with respect to continuance of employment by ITG, nor limit or affect in any manner the right of ITG to terminate your employment at any time or modify your base salary.

In consideration for your employment and your right to receive these benefits, you expressly agree to the following:

1.	During your employment with ITG and thereafter with respect to any confidential information that constitutes a “trade secret” under applicable law, and with respect to all other confidential information, during your employment of ITG and for three years following the termination of such employment, you will not reveal, use, divulge, or make known to any person, firm, company or corporation any secret or confidential information of any nature concerning ITG or its business, or anything connected therewith.

2.	You will return to ITG all written or electronic information and any other similar items furnished by ITG or prepared by you in connection with your position with ITG. You will not retain copies of any such materials after termination of your employment.

3.

Upon the termination of your employment either by ITG or by you, for any reason, you will not (except as an officer, director, employee, agent or consultant of ITG) during the one year (year/month) period following the termination of your employment, directly or indirectly, (A) own, manage, operate, join, or have a financial interest in, control or participate in the ownership, management, operation or control of, or be employed as an employee, agent or consultant, or in any other

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804 Green Valley Road

Suite 300

Greensboro, NC 27408

336.379.6220

individual or representative capacity whatsoever, or use or permit your name to be used in connection with, or be otherwise connected in any manner with any business or enterprise that is actively engaged in any business in the Restricted Industry within the Restricted Territory; provided that the foregoing restriction shall not be construed to prohibit the ownership by you of not more than one percent (1%) of any class of securities of any corporation which is engaged in any of the foregoing businesses, having a class of securities registered pursuant to the Securities Exchange Act of 1934, which securities are publicly owned and regularly traded on any national exchange or in the over-the-counter market, provided, further, that such ownership represents a passive investment and that neither you nor any group of persons including you in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes part in its business other than exercising your rights as a shareholder, or seeks to do any of the foregoing or (B) solicit, call upon, divert or take away any Restricted Customers for purposes of conducting a business in the Restricted Industry. For purposes of this clause 3, the following capitalized terms shall have the meaning given below:

“Restricted Customers” means all the specific customer accounts, whether within or outside of the Restricted Territory, with which you had any contact or for which you had any responsibility (either direct or supervisory) at the time of termination of your employment and at any time during the two (2)-year period prior to such termination.

“Restricted Industry” means the specific industry segment or segments for which you any responsibility (either direct or supervisory) at the time of termination of your employment and at any time during the two (2)-year period prior to such termination.

“Restricted Territory” means the geographic area(s) within a 200 mile radius of any and all ITG location(s) in, to, or for which you worked, to which you were assigned or had any responsibility (either direct or supervisory) at the time of termination of your employment and at any time during the two-year period prior to such termination.

4.	During your employment with ITG, and for a period of two (2) years thereafter, you will not, directly or indirectly, on your own behalf or with others (A) induce or attempt to induce any employee of ITG to leave the employ of ITG, or in any way interfere with the relationship between ITG and any employee; (B) knowingly hire any employee of ITG; or (C) induce or attempt to induce any referral source or other business relation of ITG not to do business with ITG, or to cease doing business with ITG, or in any way interfere with the relationship between any such referral source or business relation and ITG.

open the future.TM

804 Green Valley Road

Suite 300

Greensboro, NC 27408

336.379.6220

You also hereby acknowledge that it is impossible to measure in money the damages that will accrue to ITG by reason of your failure to observe any of the obligations assumed by you in this letter. Accordingly, if ITG shall institute an action to enforce the provisions hereof, you hereby waive the claim or defense that an adequate remedy at law is available to ITG, and you agree not to urge in any such action the claim or defense that such remedy at law exists. Also, if a final determination is made by a court having competent jurisdiction that the time or territory or any other restriction contained in Sections 1, 3 or 4 is an unenforceable restriction on your activities, the provisions of such sections shall not be rendered void but shall be deemed amended to apply such maximum time and territory and such other restrictions as such court may judicially determine or otherwise indicate to be reasonable.

Finally, the agreement between you and ITG set forth in this letter shall be construed under and governed by the internal laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

I appreciate your contribution to the success of ITG and value the role you will play in our success in the future. Please sign below indicating your receipt of and agreement to these terms.

Sincerely,	Received and Agreed to by:

Joseph L. Gorga	Name
President and Chief Executive Officer	Date:

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